[LOGO]                                  Taubman Centers, Inc.
                                             200 East Long Lake
                                             Bloomfield Hills, MI 48304
                                             (248) 258-6800



CONTACT:

Barbara Baker                             Joele Frank/Todd Glass
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com





FOR IMMEDIATE RELEASE



TAUBMAN CENTERS FILES MOTION TO DISMISS SIMON'S "CONTROL SHARE" CLAIM

RESPONDS TO SIMON'S SOLICITING AGENTS TO CALL SPECIAL MEETING

      Bloomfield Hills, Mich., December 17, 2002 - Taubman Centers, Inc. (NYSE:TCO) today announced that it had filed a motion in the U.S. District Court for the Eastern District of Michigan to dismiss Simon Property Group's (NYSE:
SPG) claim that the Taubman family's receipt of original-issue shares of preferred stock in 1998 was a "control share acquisition" under the Michigan Control Share Acquisitions Act, requiring the Court, four years later, to strip the preferred shareholders of their voting rights to make the Simon takeover attempt possible.

      While the Company firmly believes that all of Simon's claims are without merit, it considers Simon's central allegation: that the Michigan Control Share Acquisitions Act requires the disenfranchisement of the company's Series B shareholders, to be utterly frivolous and dangerously misleading. The Control Share Acquisitions Act was designed to discourage opportunistic raiders like Simon, not to facilitate their hostile bids. That the Act did not apply to the issuance of the Series B shares is clear on its face and from all persuasive legal precedent and commentary.
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Taubman Centers/2

      Despite Simon's deliberately misleading repeated statements to the contrary, there is nothing improper about Taubman Centers' governance or voting structure, nor with the holders of a substantial economic interest exercising voting rights commensurate with that interest. To suggest that the public shareholders of Taubman Centers would have the exclusive right to have their voices heard in response to Simon's unsolicited, inadequate hostile offer, to the exclusion of the Taubman family and other holders who have publicly expressed their opposition to a sale of the Company is neither fair nor reasonable. The Company remains fully confident that no such result is legally required.
      The Company also made the following statement in response to Simon's announced intention to solicit proxies to call a special meeting of Taubman's shareholders for the express purpose of voting for proposals that would facilitate the consummation of Simon's takeover attempt:
      "Simon is waging a campaign to nowhere while wasting valuable corporate assets of both companies. It cannot be clearer - two-thirds of Taubman Centers outstanding shares must approve any sale transaction or amendment to the corporate charter. The owners of over one-third of the outstanding Taubman Centers shares have publicly announced their opposition to Simon's hostile offer."

      Taubman Centers, a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. The company is headquartered in Bloomfield Hills, Mich.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AS AMENDED. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPECTED BECAUSE OF VARIOUS RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO CHANGES IN GENERAL ECONOMIC AND REAL ESTATE CONDITIONS INCLUDING FURTHER DETERIORATION IN CONSUMER CONFIDENCE, CHANGES IN THE INTEREST RATE ENVIRONMENT AND AVAILABILITY OF FINANCING, AND ADVERSE CHANGES IN THE RETAIL INDUSTRY. OTHER RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING ITS MOST RECENT ANNUAL REPORT ON FORM 10-K.

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Taubman Centers/3

Taubman Centers, Inc. (the "Company") intends to file with the SEC a preliminary proxy statement and other relevant documents concerning its opposition to the attempt by Simon Property Group, Inc. ("Simon") to call a special meeting of the Company's shareholders (the "Simon Special Meeting") and the Simon tender offer for the Company's common stock (the "Simon Tender Offer"). The Company also plans to file a definitive proxy statement and other relevant documents concerning these matters. WE URGE INVESTORS TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT (WHEN THEY IT BECOMES AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors can obtain these documents once they are filed with the SEC free of charge at the SEC's web site (www.sec.gov) or by contacting Investor Relations, Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303; telephone (248) 258-6800; website (www.taubman.com).

The Company and its directors, executive officers and certain of its employees may be considered "participants" in the solicitation of proxies from the Company's stockholders in connection with the Simon Special Meeting and the Simon Tender Offer. Information regarding such persons and a description of their interests in the Company and in the transaction are contained in the Company's proxy statement for its 2002 Annual Meeting of Stockholders dated April 12, 2002 and in the Company's Annual Reports on Form 10-K filed with the SEC.

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